Exhibit 99.1

Jernigan Capital Reports 2016 Net Income of $2.42 per Share

- Provides 2017 Guidance -

MEMPHIS, Tennessee, March 1, 2017 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter and year ended December 31, 2016.

Highlights for the fourth quarter and year ended December 31, 2016 include:

▪	Earnings per share of $0.53 and $2.42 for the quarter and full year, respectively, compared to loss per share of $(0.15) and $(0.69), respectively, for the quarter and year ended December 31, 2015, representing a year-over- year increase of $0.68 and $3.11, respectively;

▪	Adjusted earnings per share of $0.69 and $3.11 for the quarter and full year, respectively, compared to adjusted loss per share of $(0.09) and $(0.40), respectively, for the quarter and year ended December 31, 2015, representing a year-over-year growth of $0.78 and $3.51, respectively;

▪	Maintained investment pipeline in excess of $800 million, including executed term sheets; and

▪	Raised approximately $53.5 million of net proceeds in first public follow-on offering of common stock.

“The fourth quarter was a transformational quarter for JCAP,” commented Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital. “We closed our first public follow-on capital raise since the Company’s IPO, fulfilled our commitment to close on $123 million of development projects to the Company’s Heitman joint venture ahead of schedule, and resumed on-balance sheet investing with the closing of two development property investments in the fourth quarter and eight additional development property investments since year-end. We also had two additional self-storage projects open for business. Moreover, we benefitted from significant fair value additions to our 2015 investments, further signaling the quality and success of our developers and the JCAP team in identifying and closing on high-return self-storage investments in key primary submarkets.”

John Good, President and Chief Operating Officer of Jernigan Capital stated, “With additional capital available to us and strong earnings growth, we have been able to focus our efforts on significantly growing our portfolio of high-quality self-storage investments as we head into 2017. Our current pipeline includes over $800 million of prospective projects in various stages of underwriting. With this strong pipeline coming online at an increasing pace throughout the year, we believe we will create strong top-line and fair value appreciation and substantial shareholder value between now and the end of 2018 and beyond. Our team continues to perform at a high level as our pipeline remains strong, demonstrating the scalability of our platform. We are very pleased with our 2016 performance and are very optimistic about the future.”

Financial Highlights

Net income attributable to common stockholders for the three months ended December 31, 2016 increased $4.3 million to $3.5 million, or $0.53 per share, compared to a net loss of $831,000, or $(0.15) per share, for the comparable period in 2015. Net income attributable to common stockholders is reflected after giving effect to the impact of $823,000, or $0.12 per share, attributable to dividends on shares of Series A Preferred Stock declared in the fourth quarter payable in shares of common stock.

Adjusted earnings increased $5.0 million to $4.6 million, or $0.69 per share, for the quarter, compared to an adjusted loss of $481,000 for the comparable 2015 quarter. Included in net income attributable to common stockholders and adjusted earnings for the three months ended December 31, 2016 was a $4.2 million increase in fair value of investments, compared to a $216,000 increase for the comparable 2015 period.

Net income attributable to common stockholders for the year ended December 31, 2016 increased $18.0 million to $15.0 million, or $2.42 per share, compared to a net loss of $2.9 million, or $(0.69) per share, for the year ended December 31, 2015. Net income attributable to common stockholders is reflected after giving effect to the impact of $823,000, or $0.13 per share, attributable to dividends on shares of Series A Preferred Stock declared in the fourth quarter payable in shares of common stock.

Adjusted earnings increased $21.0 million to $19.3 million, or $3.11 per share, for the year, compared to an adjusted loss of $1.6 million for the year ended December 31, 2015. Included in net income attributable to common stockholders and adjusted earnings for the year ended December 31, 2016 was an $18.4 million increase in fair value of investments and $2.4 million of transaction and other expenses, restructuring costs, and deferred termination fee to Manager.

General and administrative expenses for each of the quarters ended December 31, 2016 and 2015 were $1.5 million and included non-cash expense of stock-based compensation of $252,000 and $138,000, respectively. For the full years 2016 and 2015, general and administrative expenses were $5.6 million and $3.5 million, respectively, and included non-cash expense of stock-based compensation of $1.1 million and $305,000, respectively.

Capital Highlights

On October 4, 2016, the Company drew $10.0 million from its Series A Preferred Stock equity line and issued 10,000 shares of Series A Preferred Stock to certain accounts managed by NexPoint Advisors, L.P., an affiliate of Highland Capital Management, L.P. The Company has the ability to draw an additional $115.0 million between now and July 27, 2018.

On October 18, 2016, the Company received $3.4 million from the sale of a senior participation in the construction loan of one of the Company’s development property investments in Charlotte, North Carolina. The Company will receive up to $1.0 million in additional funds as construction draws are made. The construction loan has a committed principal balance of approximately $6.8 million and earns interest at a rate of 6.9% per annum. The Company will pay interest to the bank on its senior participation at a current effective rate of approximately 4.1%.

On December 13, 2016, the Company completed an underwritten public offering of 2,996,311 shares of its common stock, receiving $53.5 million in proceeds, net of underwriters’ discounts and offering expenses.

Dividends

On November 2, 2016, the Company declared a dividend of $0.35 per common share. The dividend was paid on January 13, 2017 to common shareholders of record on January 3, 2017.

Also, on December 29, 2016, the Company declared a cash dividend on its outstanding shares of Series A Preferred Stock. The aggregate cash dividend of $173,100 was paid on January 13, 2017. The Company also declared a stock dividend on its Series A Preferred Stock of approximately $823,000 aggregate value, payable in 41,353 shares of common stock. The stock dividend shares were issued on February 15, 2017.

Annual and First Quarter 2017 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance for the first quarter ending March 31, 2017 and full year 2017. Such guidance is based on management's current and expected views of Company investment activity (including fair value appreciation), the self-storage market, and overall economic conditions.  Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income plus stock-based compensation expense and stock dividends payable on preferred stock.

	Dollars in thousands, except share and per share data
	Quarter ending March 31, 2017		Year ending December 31, 2017
	Low	High	Low	High
Interest income	$2,050	$2,100	$10,800	$11,300
JV income	220	285	1,750	2,200
Total interest and JV income	$2,270	$2,385	$12,550	$13,500
G&A expenses	(2,250)	(2,125)	(9,525)	(8,825)
Interest expense	(225)	(200)	(1,800)	(1,650)
Other	25	35	100	125
Change in fair value of investments (1)	850	1,350	16,250	18,750
Net income	670	1,445	17,575	21,900
Net income attributable to preferred stockholders (2)	(550)	(550)	(2,975)	(3,625)
Net income attributable to common stockholders	120	895	14,600	18,275
Add: stock dividends	375	375	375	1,225
Add: stock based compensation	275	225	1,275	1,225
Adjusted earnings	$770	$1,495	$16,250	$20,725
Earnings per share	$0.01	$0.10	$1.62	$2.02
Adjusted earnings per share	$0.09	$0.17	$1.80	$2.30
Average shares outstanding	8,994,699	8,994,699	9,028,308	9,028,308

(1)	Excludes $0.2 million (low) / $0.2 million (high) and $1.4 million (low) / $1.8 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending March 31, 2017 and for the year ending December 31, 2017, respectively.
(2)	Represents both cash dividends and stock dividends estimated with respect to outstanding shares of Series A Preferred Stock.

The guidance above is based on the following key assumptions regarding the Company’s business activities in the first quarter and year ending December 31, 2017:

•	Projected closings on $350 million to $375 million of new development property investments with a profits interest, of which $140 million to $150 million are expected to close in the first quarter;

•	Additional advances of approximately $30 million to $35 million on the Company’s December 31, 2016 investment portfolio (approximately $9 million to $10 million in the first quarter), and advances of approximately $115 million to $125 million on new investment commitments (approximately $25 million to $30 million in the first quarter)

•	Anticipated proceeds of $60.0 million to $70.0 million from the issuance of Series A Preferred Stock in the latter half of 2017 and approximately $45 million to $50 million of proceeds from senior participations primarily in the latter half of 2017;

•	Increase in general and administrative expenses primarily due to anticipated increases in the Company’s management fees as equity capitalization increases;

•	Seven additional on-balance sheet properties receiving certificates of occupancy, one of which is anticipated to occur in the first quarter; and

•	No change in the key assumptions used to value the Company’s investments other than the assumption of two 25 basis points interest rate increases in 2017.

Over 75% of the development property investment commitments closed by the Company in 2016 were made through the Heitman joint venture. The Company resumed closing on-balance sheet investments in late 2016. The 2017 guidance reflects the impact of the limited number of on-balance sheet closings in 2016 resulting in modest fair value adjustments in 2017 on the 2016 investments. The Company expects that the substantial increase in on-balance sheet investment activity in 2017 will result in significant increases in interest income and fair value appreciation in 2018 and beyond.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, March 2, 2017 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, March 16, 2017.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-888-778-9065

International: 1-913-312-1458

Conference Call Playback:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 8252598

The playback can be accessed until midnight Eastern Time on March 16, 2017.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our future performance, our first quarter 2017 earnings guidance and full year 2017 updated earnings guidance, including related key assumptions, future profits from investments, our anticipated loan closings, our access to capital and our ability to fund our existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC from time to time, which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income plus stock-based compensation expense, stock dividends payable on preferred stock, transaction and other expenses, deferred termination fee to manager, and restructuring costs. Management uses Adjusted Earnings and Adjusted Earnings per diluted share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies.  Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net Income and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

Investor Relations:

(901) 567-9580

Investorrelations@jerningancapital.com

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets:
Cash and cash equivalents	$67,373	$43,859
Development property investments at fair value	95,102	40,222
Operating property loans at fair value	9,905	19,600
Investment in and advances to real estate venture	5,373	—
Other loans, at cost	11,752	1,192
Deferred costs	2,207	—
Prepaid expenses and other assets	868	293
Fixed assets, net	199	261
Total assets	$192,779	$105,427

Liabilities:
Senior loan participations	$18,582	$—
Due to Manager	1,008	698
Accounts payable, accrued expenses and other liabilities	697	808
Dividends payable	4,130	2,157
Total liabilities	24,417	3,663

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Cumulative preferred stock, $0.01 par value, 100,000,000 shares authorized, 10,000 shares issued and outstanding at December 31, 2016 and 100,000,000 shares authorized, none issued and outstanding at December 31, 2015, at liquidation preference of $10.0 million, net of allocated costs	9,448	—
Common stock, $0.01 par value, 500,000,000 shares authorized at December 31, 2016 and 2015; 8,956,354 and 6,162,500 issued and outstanding at December 31, 2016 and 2015, respectively	90	62
Additional paid-in capital	162,664	110,634
Accumulated deficit	(3,840)	(9,396)
Total Jernigan Capital, Inc. stockholders' equity	168,362	101,300
Non-controlling interests	—	464
Total equity	168,362	101,764
Total liabilities and equity	$192,779	$105,427

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Quarter ended		Year ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues:
Interest income from investments	$2,158	$1,008	$6,532	$1,743
Total investment income	2,158	1,008	6,532	1,743

Costs and expenses:
General and administrative expenses	1,472	1,466	5,574	3,466
Management fees to Manager	470	414	1,688	1,237
Transaction and other expenses	-	-	2,129	262
Restructuring costs	-	56	54	276
Deferred termination fee to Manager	-	156	239	464
Total costs and expenses	$1,942	$2,092	$9,684	$5,705

Operating income (loss)	$216	$(1,084)	$(3,152)	$(3,962)

Other income (expense):
Equity in earnings from unconsolidated real estate venture	424	-	1,278	-
Change in fair value of investments	4,185	216	18,370	872
Interest expense	(373)	-	(559)	-
Other interest income	37	37	80	147
Total other income	$4,273	$253	$19,169	$1,019
Net income (loss)	$4,489	$(831)	$16,017	$(2,943)
Net income attributable to preferred stockholders	(996)	-	(996)	-
Net income (loss) attributable to common stockholders	$3,493	$(831)	$15,021	$(2,943)

Basic earnings (loss) per share attributable to common stockholders	$0.53	$(0.15)	$2.42	$(0.69)
Diluted earnings (loss) per share attributable to common stockholders	$0.53	$(0.15)	$2.42	$(0.69)

Weighted average shares of common stock outstanding - basic	6,458,845	6,000,000	6,060,100	4,504,356
Weighted average shares of common stock outstanding - diluted(1)	6,619,848	6,000,000	6,212,648	4,504,356

Dividends declared per share of common stock	$0.35	$0.35	$1.40	$1.05

(1)	For the three months and year ended December 31, 2015, potentially dilutive securities are not included in the diluted earnings per share calculation as they are not dilutive.

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	December 31, 2016	December 31, 2015
Net income (loss) attributable to common stockholders	$3,493	$(831)
Plus: stock dividends payable to preferred stockholders	823	-
Plus: stock-based compensation	252	138
Plus: transaction and other expenses	-	-
Plus: restructuring costs	-	56
Plus: deferred termination fee to Manager	-	156
Adjusted Earnings (Loss)	$4,568	$(481)

Adjusted Earnings (Loss) per share attributable to common stockholders - diluted	$0.69	$(0.09)

Weighted average shares of common stock outstanding - diluted (1)	6,619,848	6,000,000

(1)	For the three months ended December 31, 2015, potentially dilutive securities are not included in the diluted Adjusted Earnings (Loss) per share calculation as they are not dilutive.

	Year ended
	December 31, 2016	December 31, 2015
Net income (loss) attributable to common stockholders	$15,021	$(2,943)
Plus: stock dividends payable to preferred stockholders	823	-
Plus: stock-based compensation	1,080	305
Plus: transaction and other expenses	2,129	262
Plus: restructuring costs	54	276
Plus: deferred termination fee to Manager	239	464
Adjusted Earnings (Loss)	$19,346	$(1,636)

Adjusted Earnings (Loss) per share attributable to common stockholders - diluted	$3.11	$(0.40)

Weighted average shares of common stock outstanding - diluted (1)	6,212,648	4,504,356

(1)	For the year ended December 31, 2015, potentially dilutive securities are not included in the diluted Adjusted Earnings (Loss) per share calculation as they are not dilutive.

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Shares outstanding:
Weighted average common shares - basic	6,458,845	6,000,000	6,060,100	4,504,356
Effect of dilutive securities (1)	161,003	-	152,548	-
Weighted average common shares, all classes	6,619,848	6,000,000	6,212,648	4,504,356

Calculation of Earnings per Share - basic
Net income (loss)	$4,489	$(831)	$16,017	$(2,943)
Less:
Net income (loss) attributable to preferred stockholders	996	-	996	-
Net income (loss) allocated to unvested restricted shares (2)	64	-	345	-
Dividends declared on unvested restricted shares	n/a	57	n/a	152
Net income (loss) attributable to common stockholders - two-class method	$3,429	$(888)	$14,676	$(3,095)

Weighted average common shares - basic	6,458,845	6,000,000	6,060,100	4,504,356
Earnings (loss) per share - basic	$0.53	$(0.15)	$2.42	$(0.69)

Calculation of Earnings per Share - diluted
Net income (loss)	$4,489	$(831)	$16,017	$(2,943)
Less:
Net income (loss) attributable to preferred stockholders	996	-	996	-
Dividends declared on unvested restricted shares	n/a	57	n/a	152
Net income (loss) attributable to common stockholders - two-class method	$3,493	$(888)	$15,021	$(3,095)

Weighted average common shares - diluted	6,619,848	6,000,000	6,212,648	4,504,356
Earnings (loss) per share - diluted	$0.53	$(0.15)	$2.42	$(0.69)

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings (Loss)	$4,568	$(481)	$19,346	$(1,636)
Less:
Adjusted Earnings (Loss) allocated to unvested restricted shares (2)	83	-	444	-
Dividends declared on unvested restricted shares	n/a	57	n/a	152
Adjusted Earnings (Loss) attributable to common stockholders - two-class method	$4,485	$(538)	$18,902	$(1,788)

Weighted average common shares - basic	6,458,845	6,000,000	6,060,100	4,504,356
Adjusted Earnings (Loss) per share - basic	$0.69	$(0.09)	$3.12	$(0.40)

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings (Loss)	$4,568	$(481)	$19,346	$(1,636)
Less:
Dividends declared on unvested restricted shares	n/a	57	n/a	152
Adjusted Earnings (Loss) attributable to common stockholders - two-class method	$4,568	$(538)	$19,346	$(1,788)

Weighted average common shares - diluted	6,619,848	6,000,000	6,212,648	4,504,356
Adjusted Earnings (Loss) per share - diluted	$0.69	$(0.09)	$3.11	$(0.40)

(1)	For the three months and year ended December 31, 2015, potentially dilutive securities consisting of unvested restricted shares are not included in the diluted earnings per share calculation as they are not dilutive.
(2)	Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three months and year ended December 31, 2016.

JERNIGAN CAPITAL, INC.

2017 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited

	Three months ending March 31, 2017
	Low	High

Net income attributable to common stockholders	$120	$895
Plus: stock dividends payable to preferred stockholders	375	375
Plus: stock-based compensation	275	225
Adjusted Earnings	$770	$1,495

Net income attributable to common stockholders per weighted average share	$0.01	$0.10
Adjusted Earnings per weighted average share	$0.09	$0.17

Weighted average shares of common stock outstanding	8,994,699	8,994,699

	Year ending December 31, 2017
	Low	High

Net income attributable to common stockholders	$14,600	$18,275
Plus: stock dividends payable to preferred stockholders	375	1,225
Plus: stock-based compensation	1,275	1,225
Adjusted Earnings	$16,250	$20,725

Net income attributable to common stockholders per weighted average share	$1.62	$2.02
Adjusted Earnings per weighted average share	$1.80	$2.30

Weighted average shares of common stock outstanding	9,028,308	9,028,308